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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Stock Option Plan, the 1999 Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan of CyberSource Corporation of our report dated February 18, 1999 (except as to the second paragraph of Note 5, as to which the date is June 21, 1999) with respect to the consolidated financial statements of CyberSource Corporation included in its Registration Statement on Form S-1 (Reg. No. 333-89337), filed with the Securities and Exchange Commission.

                              /s/ Ernst & Young LLP


San Jose, California
November 10, 1999